II.	CODE OF ETHICS

A.	Introduction

1.	Purpose

The Company has adopted the policies and procedures described in this section of the Manual (the “Code of Ethics” or “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, Rule 17j-1 under the 1940 Act and Section 204A under the Advisers Act, requires the Company to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by Rule 17j-1 and Section 204A. The purpose of this Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company and its Clients may abuse their fiduciary duty to the Clients, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Company’s business, are reasonably designed to prevent misuse of material non- public information in violation of the federal securities laws by persons associated with the Company.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities. The Company treats all Employees as Access Persons for the purpose of this Code.

This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

PRIVATE AND CONFIDENTIAL	16

2.	Administration of Code

The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO.

3.	Recordkeeping Requirements

The Company shall maintain the following records at its principal place of business:

●	a copy of each Code in effect during the past five (5) years;

●	a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

●	a copy of each personal trading report required by this Code;

●	a record of all persons required to make reports currently and during the past five (5) years[20];

●	a record of all persons who are or were responsible for reviewing these reports during the past five (5) years; and

●	a record of any decision (and the reasons supporting such decision) to approve any person’s purchase of securities in an initial public offering or private placement, for at least five (5) years after approval.

Please see Section VI.A. of this Manual for more information on the Company’s recordkeeping requirements.

4.	Condition of Employment or Service with the Company

This Code applies to each Employee of the Company. Employees shall read and understand this Code and uphold the standards of the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each Employee shall sign the acknowledgement form attached hereto as Exhibit A indicating his or her receipt and understanding of, and agreement to comply with this Code.21 Such signed acknowledgement shall be returned to the CCO and may be submitted electronically.

In order to ensure the completion of all documentation, the CCO or designee will request all exiting Employees complete the form attached to the manual as Exhibit T indicating the completeness of their compliance documentation during the period that they were subject to the Company’s policies and procedures.

[20]	Policy: Recordkeeping – update personnel list [P35 – P56]

[21]	Policy: Employee reporting – Manual and COE acknowledgements (annual) [P1, P2]

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B.	Standards of Conduct

1.	Employee Conduct

The following general principles should guide the individual conduct of each Employee:

●	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws;

●	Employees will adhere to the highest standards of ethical conduct;

●	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company;

●	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO;

●	Employees will not abuse or misappropriate the Company’s or any Client assets or use them for personal gain;

●	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company, and/or any Client;

●	Employees will deal fairly with Clients and other Employees and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Company;

●	Employees will comply with the Code of Ethics.

2.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

●	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

●	Manipulating books, records, or reports for personal gain;

●	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;

●	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

●	Using funds for a purpose other than the described purpose;

●	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

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3.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

C.	Prohibition against Insider Trading

1.	Company Policy

Investment advisers and their employees often have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly-traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts, and investment managers.

Violations of these restrictions may have severe consequences for both the Company and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisers may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Company has adopted the general policy, applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly- traded issuer about which the Employee possesses material, non-public information, nor “tip” others about such information.

The laws of insider trading are continuously changing. Employees may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees should notify the CCO immediately if they have any questions as to the propriety of any actions or about the policies and procedures contained herein.

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2.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has any questions they should consult the CCO.

i.	What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

●	business combinations (such as mergers or joint ventures),

●	changes in financial results,

●	changes in dividend policy,

●	changes in earnings estimates,

●	significant litigation exposure,

●	new product or service announcements,

●	private securities offerings,

●	plans for recapitalization,

●	repurchase of shares or other reorganization plans,

●	antitrust charges,

●	labor disputes,

●	pending large commercial or government contracts,

●	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and

●	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If an Employee is in receipt of non-public information that they believe is not material, they should confirm such determination with the CCO.

ii.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example,

PRIVATE AND CONFIDENTIAL	20

information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If an Employee is uncertain whether or not information is non-public, they should contact the CCO.

iii.	Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Employees of the Company may periodically access. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded company, and immediately notify the CCO if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material non-public information.

iv.	Contacts with Public Companies

Contacts with public companies represent an important part of the Company’s research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, Employees become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect themselves, the Company, and its Clients, Employees should contact the CCO immediately if they believe that they may have received material, non-public information.

It is the Company’s policy that all calls or meetings with any employee of a public company must be reported to the CCO.22 To the extent that any meeting or contact is not open to the investment community, the CCO may require that Employees issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information. The CCO or designee will maintain a list of all Company contacts with public companies.23

[22]	Policy: Pre-clearance – calls/meetings with public company employee [P22, P23, P24]

[23]	Policy: Recordkeeping – list of public company contacts [P24]

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v.	Contacts with Research Consultants

Employees may wish to engage the services of a third-party research firms (a “Consulting Service”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO via Exhibit S.24 In addition, Employees must notify the CCO prior to each contact (whether a call or meeting) with any previously approved Consultant.25 The CCO or designee will maintain a list of all Company contacts with Consultants.26

The following guidelines apply to all Employee contacts with Consulting Services and Consultants:

●	Prior to any conversation with a Consultant, Employees must remind or inform such Consultant that (i) the Company invests in publicly-traded securities and (ii) neither the Company nor the Employee wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose;

●	The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Employees with his or her services, or inform the Employee or the Company otherwise;[27]

●	If a Consultant inadvertently discloses material non-public information regarding any company, the Employee must contact the CCO immediately, who will determine if the company must be added to the Restricted List;

●	The CCO may chaperone calls with Consultants;

●	Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation;

●	Employees are reminded of their non-disclosure obligations regarding Company information contained in the Company’s Compliance Manual.

vi.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted

[24]	Policy: Pre-clearance – engagement of any consultant [P21]

[25]	Policy: Pre-clearance – contact/meeting with approved consultant [P22]

[26]	Policy: Recordkeeping – list of approved consultants [P24]

[27]	Policy: Disclosure – Required consultant disclosures [P23]

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a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. In light of these rules, it is the Company’s general policy, which is applicable to all Employees that any Employee in possession of material, non-public information regarding a tender offer is prohibited from trading the tender offer issuer or the target issuer in any Client or personal account and is prohibited from “tipping” others about such information. Any Employee in possession of material, non-public information regarding a tender offer must report it immediately to the CCO.

vii.	Bank Debt

The Company may wish to invest in the bank debt of a public issuer. Investors in bank debt are often privy to material non-public information provided to lenders and investors. Should an Employee decide they need to access private information of a bank debt issuer, they should notify the CCO immediately. Employees are prohibited from accessing non-public information of a bank debt issuer on any loan tracking systems (i.e., Intralinks, SyndTrak Online) without the approval of the CCO. Even if they decide to not access such information, they should exercise caution as there is a heightened risk of inadvertent exposure to private information when investing in bank debt. Any Employee in possession of material, non-public information regarding bank debt must report it immediately to the CCO.

viii.	Directorships and Committee Memberships

An Employee of the Company may be a member of the board of directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the CCO immediately by completing Outside Activities Questionnaire via the Compliance Portal or by completing the form attached to this Manual as Exhibit C.28

ix.	Confidentiality Agreements

The Company may enter into confidentiality agreements with issuers, their representatives, or third-party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution.29 Confidentiality agreements generally require the Company to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If an Employee is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.

[28]	Policy: Pre-clearance: Board participations [P17]

[29]	Policy: Pre-clearance - Execution of any confidentiality agreement [P20]

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x.	“PIPE” Transactions

Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. The Employees should notify the CCO immediately and exercise particular caution any time they become aware of non-public information relating to a PIPE offering.

xi.	Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Company and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

xii.	Penalties for Insider Trading

Employees may face severe penalties if they trade securities while in possession of material, non-public information, or if they improperly communicate non-public information to others. The consequences of illegal insider trading may include:

●	The Company may terminate their employment;

●	They may be subject to criminal sanctions which may include a fine of up to $5,000,000 per offense and/or up to twenty years imprisonment;

●	The SEC can recover Employees’ profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades;

●	The SEC may issue an order permanently barring Employees from the securities industry;

●	Employees may be sued by investors seeking to recover damages for insider trading violations.

●	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee; and

●	Restrictions on the Company’s ability to conduct certain of its business activities.

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Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

3.	Compliance Procedures

The following procedures have been established to aid Employees in addressing situations where they have access to material non-public information relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

i.	Identifying Material Non-public Information

Before executing any trade for themselves or others, including Client accounts, Employees must determine whether they have access to material, non-public information. Employees should ask themselves the following questions:

●	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing Employees believe that the information is material and non-public, or if they have questions as to whether the information is material and non-public, they should take the following steps:

●	Report the matter immediately to the CCO;

●	Do not purchase or sell the securities on behalf of themselves or others, including any Client account;

●	Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

Upon the determination by the CCO that the information received is material and non-public, Employees should complete a Restricted List Addition Form in the form of Exhibit J and return it to the CCO.30 The CCO will promptly add the name to the Company Restricted List (defined below).

ii.	Restricted List[31]

Receipt by the Company or an Employee of material non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons,

[30]	Policy: Employee Reporting – restricted list updates [P13]

[31]	Policy: Insider Trading – review of firm trades [P18]

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that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List.32 The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Employee requesting the removal of an issuer from the Restricted List shall complete a Restricted List Deletion Form in the form of Exhibit K and return it to the CCO.33 34

The Restricted List is confidential and may not be disseminated outside the Company.

iii.	Confidentiality of Material Non-Public Information

a.	Communications

Information in Employees’ possession that they identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

b.	Information Handling

Employees should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, Employees should not leave documents or papers containing material, non-public information on their desks or otherwise for people to see; access to files containing material, non-public information and computer files containing such information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.

An Employee may not make unauthorized copies of material, non-public information. Additionally, Employees must ensure the disposal of any material, non-public information in their possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with the Company, Employees must return to the Company any material, non-public information (and all copies thereof in any media) in their possession or under their control.

[32]	Policy: Recordkeeping - update Restricted List [P13]

[33]	Policy: Employee Reporting – restricted list updates [P13]

[34]	Policy: Recordkeeping - Restricted List additions/deletions [P13]

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D.	Personal Securities Transactions

1.	General

The Company has adopted the following general principles governing personal investment activities by Company personnel:

●	the interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Employee may act on them; and

●	all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

2.	Pre-Clearance Procedures

Employees must obtain approval from the CCO or designee prior to executing a transaction in any Covered Security35 (defined below), in which the Employee has, or acquires, any direct or indirect beneficial ownership.36 An Employee is presumed to have beneficial ownership of Covered Securities that are held by his or her immediate family members sharing the Employee’s household.37 Prior to executing a transaction in any Covered Security, Employees must obtain pre-approval from the CCO or designee by submitting a pre-clearance form via the Compliance Portal or by submitting the form attached to this Manual as Exhibit L.38 All approved securities transactions must be executed on the same day that the pre-clearance is obtained. Post- approval of personal Covered Securities transactions is not permitted. All pre-clearance requests are confirmed through the online Compliance Portal utilized by the Company. IQ-EQ has been retained to aid in the daily administration of the compliance program of the Company. The compliance staff at IQ-EQ monitors the online Compliance Portal during business hours to ensure that all pre-clearance requests are addressed and confirmed.

Actions that occur without the direction of the Employee will be exempt from these requirements (i.e., option expiration, called bond, converted security, etc.). Additionally, please see below in Section II.D.3. – “Covered Securities” and Section II.D.10. – “Exceptions from Reporting Requirements of Employees” of this Code for exemptions to the trade pre-clearance requirement.

[35]	Covered security means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies, not managed by the Company.

[36]	Rule 204A-1(b)(1)(i)(A) and (b)(2)(i). Rule 204A-1 provides that beneficial ownership is to be interpreted in the same manner as for purposes of rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of section 16 of that Act. Rule 204A-1(e)(3). This is the same as the standard under rule 17j-1.

[37]	Rule 16a-1(a)(2)(ii)(A) [17 CFR 240.16a-1(a)(2)(ii)(A)

[38]	Policy: Pre-clearance - Personal Trades [P14, P15]

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3.	Covered Security

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include:

●	direct obligations of the Government of the United States;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	shares issued by open-end investment companies registered under the 1940 Act, not managed by the Company (i.e., money market funds and open-end mutual funds).

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

4.	Restricted List

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non- public information obtained in the course of their employment.

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5.	Participation in IPOs and Secondary Offerings

No Employee may acquire any security in an initial public offering (“IPO”)39 or secondary public offering (“SPO”) without the prior approval of the CCO.40 Generally, no approval will be given for any Employee to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such employee owns. The reason for this rule is that it precludes the appearance that an Employee has used our Clients’ market stature as a means of obtaining for himself or herself “hot” issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to Clients was diverted to the personal benefit of an Employee.

6.	Private Placements

Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Activities Disclosure Form attached hereto in Exhibit C. 41

7.	Blackout Period and Prohibition against Front Running

An Employee may not purchase or otherwise acquire direct or indirect beneficial ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect beneficial ownership, if he or she knows or should know at the time of entering into the transaction that: (1) a Client has purchased or sold the Covered Security within the last five (5) calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next five (5) calendar days; or (2) the Company has within the last five (5) calendar days considered purchasing or selling the Covered Security for a Client or within the next five (5) calendar days intends to consider purchasing or selling the Covered Security for a Client.

Information regarding Client trading must not be used in any way to influence trades in personal accounts or in other accounts of the Client, including those of other Employees. Trading ahead of a Client’s order is known as “front-running” and is prohibited.

Each Employee is prohibited from buying or selling for either a Client account or an Employee personal account (i) an option while in possession of non-public information concerning a block transaction by a Client account in the underlying stock, or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading

[39]	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act of 1933.

[40]	Policy: Pre-clearance - public offerings [P16]

[41]	Policy: Pre-clearance - private placements [P16]

PRIVATE AND CONFIDENTIAL	29

in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index.42

No Employee shall recommend any transaction in any Covered Securities by a Client without having disclosed to the CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Employee’s beneficial ownership of any Covered Securities of such issuer; any contemplated transaction by the Employee in such Covered Securities; any position the Employee has with such issuer; and any present or proposed business relationship between such issuer and the Employee (or a party in which the Employee has a significant interest).

8.	Reportable Personal Accounts

All Employees must provide, to the CCO or designee, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Manual as Exhibit D or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Employee43 and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts established during the quarter.44 For the purposes of this Code, Reportable Personal Accounts include any account in which any securities are held for the direct or indirect benefit of the Employee, including any accounts that holds securities in which the Employee has, or acquires, any direct or indirect beneficial ownership.45 An Employee is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Employee’s household.46 When an Employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (as for example when the Employee serves as executor or trustee for someone outside his or her immediate family, or manages or helps to manage a charitable account), such account shall not be subject to this Code, but in all transactions involving any such account the Employee will be expected to conform to the spirit of these rules and specifically avoid any activity that conflicts or might appear to conflict with the best interests of the Company’s Clients.

9.	Reporting Requirements of Employees

i.	Holdings Reports

All Employees must submit and certify each Covered Security in which the Employee has, or acquires, any direct or indirect beneficial ownership by completing the Employee Securities Holding Report via the Compliance Portal or by completing the form attached to this Manual as

[42]	Policy: COE – front-running prohibition [P62]

43	Policy: New Employee reporting – personal trading accounts (initial) [P39, P40, P41]

44	Policy: Employee reporting – personal trading accounts (quarterly/annual) [P9]

45	Rule 204A-1(b)(1)(i)(A) and (b)(2)(i). Rule 204A-1 provides that beneficial ownership is to be interpreted in the same manner as for purposes of rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of section 16 of that Act. Rule 204A-1(e)(3). This is the same as the standard under rule 17j-1.

46	Reportable Personal Accounts include securities accounts of a spouse, minor children and any other relative that resides in the Employee’s home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains therefrom benefits substantially equivalent to those of ownership. See Rule 16a- 1(a)(2)(ii)(A) [17 CFR 240.16a-1(a)(2)(ii)(A)]

PRIVATE AND CONFIDENTIAL	30

Exhibit E within ten (10) days after first becoming an Employee (the “Initial Holdings Report”).47 The information contained in the Employee Securities Holding Report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Employee.

Additionally, all Employees must submit and certify annually each Covered Security in which the Employee has, or acquires, any direct or indirect beneficial ownership by completing the Employee Securities Holding Report via the Compliance Portal or by completing the form attached to this Manual as Exhibit E by January 31st of each year (the “Annual Holdings Report”), provided, however, that an Employee need not provide information within the annual Employee Securities Holding Report if such information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company.48 The information contained in the annual Employee Securities Holding Report must be current as of a date no more than forty-five (45) days prior to the date the Employee Securities Holding Report is submitted.

A report must be submitted even if no purchases or sales of Covered Securities were made during the period covered by the report. The Initial Holdings Report and Annual Holdings Report must include all of the following information in the Employee Securities Holding Report: (i) the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and (iii) the date that the report is submitted by the Employee. As stated above in Section II.D.8. “Reportable Personal Accounts” of this Manual, all Employees must provide, to the CCO or his designee a written or electronic disclosure in the Personal Account Disclosure Form attached to this Manual as Exhibit D or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Employee and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts established during the quarter.

ii.	Quarterly Transactions Reports

All Employees must file a written or electronic Quarterly Transactions Report via the Compliance Portal or in the form attached to this Manual as Exhibit F within thirty (30) days after the end of each calendar quarter that identifies all Covered Security transactions made during the quarter, provided, however, that an Employee need not provide information within the Quarterly Transactions Report if such information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company.49

[47]	Policy: New Employee reporting – holdings reports (initial) [P42]

[48]	Policy: Employee reporting – holdings reports (annual) [P3]

[49]	Policy: Employee reporting – transactions reports (quarterly) [P8]

PRIVATE AND CONFIDENTIAL	31

A Quarterly Transactions Report must be submitted even if no purchases or sales of Covered Securities were made during the period covered by the report. Quarterly Transactions Reports must include all Covered Security transaction information and brokerage account information, including the dates, the nature of the transaction, and the date the report is being submitted. If a new personal account was opened the Quarterly Transactions Report must specify to that affect and also include identifying information about the account, the date the account was established, and the date the report is being submitted. As stated above in Section II.D.8. “Reportable Personal Accounts” of this Manual, all Employees must provide, to the CCO or his designee upon establishing any new Reportable Personal Account, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Manual as Exhibit D or via the Compliance Portal.

10.	Exceptions from Reporting Requirements of Employees

An Employee will be exempted from the “Pre-Clearance Procedures” under Section II.D.2. and “Reporting Requirements of Employees” under Section II.D.9. of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the Employee has no direct or indirect influence or power to control or influence investment decisions in the account (“Personal Managed Account”).50 A Personal Managed Account is an account that meets the following criteria: (i) the account is managed by a third party investment manager (i.e., financial planner or wealth manager or trustee) that is an independent unaffiliated professional; and (ii) the Employee has no direct or indirect influence or power to control or influence investment decisions in the account, including: (a) suggesting purchases or sales of investments to the trustee or third-party discretionary manager; (b) directing purchases or sales of investments; or (b) consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account. However, all Employees must provide, to the CCO or his designee, a written or electronic disclosure in the Personal Managed Account Disclosure Form attached to this Manual as Exhibit G or via the Compliance Portal certifying all Personal Managed Accounts within ten (10) days after first becoming an Employee and within thirty (30) days after the end of any calendar quarter in which any new Personal Managed Accounts were established during the quarter period. Furthermore, the representations contained in Exhibit G must be completed annually by all Employees who have reported having such Personal Managed Accounts, by completing the Personal Managed Account Disclosure Form in form of an assignment via the Compliance Portal or by submitting the form to the CCO or his designee. In addition, the Employee will be required to provide reports of holdings and/ or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Employee’s Managed Accounts at the request of the CCO or designee.

An Employee will be exempted from the “Pre-Clearance Procedures” under Section II.D.2. and “Quarterly Transaction Report” under Section II.D.9.ii. of this Code with respect to securities that are purchased as part of automated payroll deductions/contributions to an Employee’s 401(k), other automated contributions to a mutual fund after tax savings plan (i.e., Automatic Investment

[50]	Policy: COE – Managed Account documentation [P40]

PRIVATE AND CONFIDENTIAL	32

Plan or AIP), and automatic dividend reinvestment transactions. However, as stated herein above in Section II.D.8. – “Reportable Personal Accounts” of this Code, all Employees must provide, to the CCO, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Manual as Exhibit D or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Employee and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts established during the quarter.

11.	Review

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Code, including patterns of front-running or other inappropriate behavior.

A Principal will ensure that the CCO’s own trades and transaction reports are reviewed and pre- cleared timely.

B.	Political Contributions

1.	Company Contributions

Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms-length business relationship with the government agency or official involved.

2.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and

PRIVATE AND CONFIDENTIAL	33

regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Company and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form in the form of Exhibit N.

3.	Pay-to-Play[51]

i.	Background

SEC Rule 206(4)-5 prohibits “pay-to-play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle. Rule 206(4)-5 prohibits:

●	An adviser’s receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials of a government entity[52] (”covered official”);

●	Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third-party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations[53]; and

●	An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two-year time out is not

[51]	Policy: Recordkeeping – Firm political contributions [P61]

[52]	Note: A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities, pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government Employees (e.g., 403(b) and 457 retirement plans)).

[53]	Investors – Solicitors [I18, I19, I22]

PRIVATE AND CONFIDENTIAL	34

triggered by a contribution made by a natural person more than six (6) months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits investors. As a result, the full two-year look back applies only to covered associates who solicit for the Company.

a. Definitions

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by Employees on their own personal time are not treated as contributions.

A covered associate includes any of the following: (i) the Company’s general partners, executive officers or other individuals with a similar status or function; (ii) any Employee who solicits government entities for the Company and any person who supervises, directly or indirectly, such Employee; and (iii) any political action committee controlled by the Company or its covered associates.

A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities and pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government employees (e.g., 403(b) and 457 retirement plans)).

ii.	Compliance Procedures

The following procedures will apply to political contributions by the Company and its Employees:

●	all contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO[54] by submitting a pre- clearance request via the Compliance Portal or by submitting the form attached to this Manual as Exhibit H;

●	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;

●	newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two (2) years to determine

[54]	Policy: Pre-clearance: political contributions [P59, P60]

PRIVATE AND CONFIDENTIAL	35

if the look back provisions will apply55 by completing and submitting a New Employee Political Contribution Declaration Form via the Compliance Portal or by submitting the form attached hereto as Exhibit I; and

●	any new relationships with third-party solicitors will require pre-approval from the CCO.[56] (See also Section V.E. of this Manual regarding additional policies relating to engagement of third-party solicitors)

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.57

iii.	De Minimis Exemption

Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

●	the Employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or

●	the Employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

The specificity of the requirements significantly limits the availability of the exception. Further, an adviser with less than 50 employees can only rely on the returned contribution exception twice in a 12-month period (three times for advisers with more than 50 employees) and an adviser can never use the returned contribution exception for the same covered associate twice. In addition, Rule 206(4)-5 allows an adviser to apply for an order exempting it from the two-year time-out requirement in the event of an inadvertent violation that falls outside of the exceptions set forth above when, according to the SEC, the imposition of the time-out provision is unnecessary to achieve the Rule’s intended purpose.

iv.	Other Limited Exemptions

Pursuant to the “returned contribution” exception, if a covered associate of an adviser makes a contribution that triggers the two-year time-out period solely because he or she was not entitled to vote for the official at the time of the contribution, the Company can effectively undo the contribution under very narrow circumstances. To be eligible for the returned contribution exception:

●	the contribution had to be less than $350;

●	the Company must have discovered the contribution within four (4) months of the date of such contribution; and

[55]	Policy: New employee reporting – Pay to Play disclosures [P45, P59 – P61]

[56]	Policy: Pre-clearance – new solicitor engagements [I16]

[57]	Policy: Employee reporting – pay to play (quarterly/annual) [P12]

PRIVATE AND CONFIDENTIAL	36

●	the Company must cause the contributor to re-collect the contribution within sixty (60) days after the Company discovers the contribution.

The specificity of the requirements significantly limits the availability of the exception. Further, an adviser with less than fifty (50) employees can only rely on the returned contribution exception twice in a twelve (12) month period (three (3) times for advisers with more than 50 employees) and an adviser can never use the returned contribution exception for the same covered associate twice.

v.	Recordkeeping

Rule 206(4)-5 also requires the Company to keep records of contributions made by the Company and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest or have invested in the past five (5) years with the Company or a pooled investment vehicle managed by the Company. The Company must also maintain records of the names and addresses of each regulated third-party adviser or broker-dealer to whom the Company provides payment for the solicitation of a government entity.

The CCO is responsible for ensuring that the Companies and their employees comply with Rule 206(4)-5 as well as with the record keeping requirements under Rule 204-2(a)(18)(ii) of the Advisers Act. Specifically, the CCO or designee must maintain a political contribution log that will have the following information required by Rule 204-2(a)(18)(ii):

●	The name and title of each contributor;

●	The name and title (including any city/county/State or other political subdivision) of each recipient of a contribution or payment;

●	The amount and date of each contribution or payment; and

●	Whether any such contribution was the subject of the exception for certain returned contributions pursuant to section 206(4)-5(b)(2) of the Advisers Act.

Additionally, the CCO will ensure that the Company is maintaining the following records:

●	A list containing the names, titles, and business and residence addresses of all “covered associates”.

●	A current list of all government entities to which the adviser provides (or has provided in the past five (5) years) advisory services, or which are (or were) investors in any covered investment pool to which the adviser provides (or has provided in the past five (5) years) advisory services.

Furthermore, the CCO or designee must on a routine basis, but in no case less than once in a calendar quarter, conduct searches through public databases for any undisclosed political contributions made by Employees.

PRIVATE AND CONFIDENTIAL	37

F.	Conflicts of Interest

1.	General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would defraud any client and prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a client or prospective client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose all material facts regarding the potential conflict of interest so that clients and prospective clients can make informed decisions whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

2.	Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO.58 The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO.59 Employees shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

3.	Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any Employee, without the prior written consent of the CCO, to:

●	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

●	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

●	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or

●	borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or

[58]	Policy: Pre-clearance – investment conflicts [P19]

[59]	Policy: Recordkeeping – investment conflicts [P19]

PRIVATE AND CONFIDENTIAL	38

services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

4.	Outside Activities of Employees

i.	Policy

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest.

Employees must obtain prior approval from the CCO for any outside activity that involves:

●	a time commitment that would prevent them from performing their duties for the Company;

●	accepting a second job or part-time job of any kind or engaging in any other business outside of the Company;

●	active participation in any business in the financial services industry or otherwise in competition with the Company;

●	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances; or

●	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses, and charitable, non-profit, and political organizations.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO.60 If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions concerning the company in question for a Client account managed by the Company.

ii.	Compliance Procedures

All outside activities conducted by an Employee must be approved prior to participation by the CCO by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.61 62 63

The CCO may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of

[60]	Policy: Pre-clearance: Board participations [P17]

[61]	Policy: Employee reporting – OBA forms (annual) [P4]

[62]	Policy: Filings – ADV 2B updates – OBA’s[P6]

[63]	Policy: Filings – NFA updates – OBA’s[P7]

PRIVATE AND CONFIDENTIAL	39

an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

In addition, to the extent that the Company files a Form U-4 for an Employee seeking to engage in an outside business activity, the Form U-4 may need to be updated to reflect the activity.64 Please see Section III.F.1.ii. of this Manual for additional policies relating to the Form U-4.

5.	Gifts and Entertainment

i.	Policy

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict.65 The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include events such as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $100 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

ii.	Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

●	Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO via the form included in Exhibit M;[66]

[64]	Policy: Filings – U-4 updates – OBA’s[P5]

[65]	Policy: Pre-clearance – gift conflict [P33, P34]

[66]	Policy: Pre-clearance – significant gift/entertainment [P31, P34]

PRIVATE AND CONFIDENTIAL	40

●	Employees may not accept more than four (4) gifts or attend more than four (4) entertainment events per year, regardless of value, given or sponsored by the same person or entity without approval from the CCO via the form included in Exhibit M;[67]

●	Employees may not request or solicit gifts or particular entertainment events;

●	No gift of cash or cash equivalents may be accepted;

●	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

G.	Confidentiality and Privacy Policies

1.	Company Information

The protection of confidential business information is vital to the interests and the success of the Company. Employees may not disclose to third parties, or use for their own personal benefit, any information regarding:

●	Advice by the Company to its Clients;

●	Securities or other investment positions held by the Company or its Clients;

●	Transactions on behalf of the Company or its Clients;

●	The name, address or other personal identification information of Clients or investors;

●	Personal financial information of Clients or investors, such as annual income, net worth or account information;

●	Investment and trading systems, models, processes and techniques used by the Company;

●	Company business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

●	Any other non-public information or data furnished to the Employee by the Company or any Client or investor in connection with the business of the Company or such Client or investor; or

●	Any other information identified as confidential or which the Employee may otherwise be obligated to keep confidential.

The information described above is the property of the Company and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another authorized officer of the Company, except for a purpose properly related to the business of the Company or a Client of the Company (such as to a Client’s independent accountants or administrator) or as required by law.68

[67]	Policy: Pre-clearance –gift/entertainment limit [P32, P34]

[68]	Policy: Pre-clearance – disclosure of confidential information [C7]

PRIVATE AND CONFIDENTIAL	41

2.	Client Information and Privacy Policy

The Company is required by federal regulations69 to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable). For purposes of this Privacy Policy, the term Client includes, where appropriate, investors in Funds managed by the Company.

i.	Implementation

The Company is committed to (i) safekeeping personal information collected from potential, current and former Clients and (ii) safeguarding against the unauthorized acquisition or use of unencrypted data or encrypted electronic data regarding each Client. The proper handling of personal information is one of the Company’s highest priorities.

To this end, the CCO has been designated to implement, maintain, review and revise, as necessary, a comprehensive information security program. The primary objectives for the CCO is to identify and assess any and all reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing personal information, and to evaluate and improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, the Company:

●	employs ongoing Employee training[70];

●	sets policy for Employees relating to the storage, access and transportation of Client records and personal information;

●	reviews the scope of security measures at least annually[71];

●	reasonably monitors its information systems, including for unauthorized use or access; and

●	reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures and system security agent software)[72].

The CCO or designee shall review all contractual relationships with third-party service providers engaged by the Company to ensure adequate protections are in place with respect to the safeguarding of personal information.73

[69]	SEC Regulation S-P, 17 CFR 284.30

[70]	Policy – Employee training regarding system security measures [P28]

[71]	Policy: Annual review of firm security program [D5]

[72]	Policy: Annual review of firm security program [D5]

[73]	Policy: Pre-clearance - service provider agreements re privacy safeguards [D2]

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ii.	Client Information

The Company collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with the Company. For instance, the Company may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete a subscription or other form. The Company may also collect nonpublic personal information from Clients or potential clients as a result of transactions with the Company, its affiliates, its Clients or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

The Company does not disclose any nonpublic personal information about our current or former consumers or customers to nonaffiliated third parties, except as permitted by law. For example, pooled investment vehicles have no employees, they conduct their business affairs through third parties that provide services pursuant to agreements with the pooled investment vehicles (as well as through its officers and directors).

The Company recognizes and respects the privacy expectations of each Client and believes that the confidentiality and protection of Client information is one of the Company’s fundamental responsibilities. The Company is committed to maintaining the confidentiality, integrity and security of its Clients’ personal information and will handle personal Client information only in accordance with Regulation S-P and any other applicable laws, rules and regulations. The Company will ensure: (i) the security and confidentiality of Client records and information; (ii) that Client records and information are protected from any anticipated threats and hazards; and (iii) that unauthorized access to, or use of, customer records or information is protected against.

iii.	Sharing Information

The Company only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals (i) as permitted by law and as required to provide services to the Company’s Clients, such as with representatives within our Company, securities clearing firms, insurance companies and other services providers of the Company, or (ii) to comply with legal or regulatory requirements. The Company may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, the Company may disclose information it collects about Clients to entities or individuals that contract with the Company to perform servicing functions such as recordkeeping or computer-related services. Finally, the Company may make good faith disclosure of the nonpublic personal information of its Clients to regulators who have regulatory authority over the Company.

Companies hired to provide support services to the Company are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When the Company provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose and to abide by applicable law. In accordance with the aforementioned

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Privacy Policy, the Company, through the CCO, may require service providers to provide periodic reports outlining their privacy policies. The CCO shall discuss the Company’s Privacy Policy and security issues with each service provider on an annual basis.

The Company will determine that the policies and procedures of its third-party service providers are reasonably designed to safeguard customer information and require only appropriate and authorized access to, and use of, customer information through the application of appropriate administrative, technical, physical, and procedural safeguards that comply with applicable federal standards and regulations. The Company directs each of its service providers to adhere to the Company’s privacy policy and to its respective Clients’ privacy policies and to take all actions reasonably necessary so that the Company and its Clients are in compliance with the provisions of 17 CFR 248.30, including, as applicable, the development and delivery of initial and annual privacy notices and maintenance of appropriate and adequate records. The Company will require its service providers to restrict access to nonpublic personal information about customers to those Employees who need to know that information to provide products or services to customers.

The Company may require its service providers to provide periodic reports to its Clients outlining their privacy policies and implementation and promptly report to the Company any material changes to their privacy policy before, or promptly after, their adoption.

The Company does not (x) provide personally identifiable information to mailing list vendors or solicitors for any purpose or (y) sell information relating to its Clients to any outside third parties.

iv.	Employee Access to Information

Only Employees with a valid business reason have access to Clients’ personal information. These Employees are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by the Company’s information handling practices. The Company employs reasonable procedures to prevent terminated Employees from accessing records containing personal information.74

v.	Protection of Information

The Company maintains security standards to protect Clients’ information, whether written, spoken, or electronic. To that end, the Company restricts access to nonpublic personal information to Company personnel who need to know such information in order to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons. The Company periodically updates and checks its systems to ensure the protection and integrity of information.

The Company also maintains reasonable restrictions upon physical access to records containing personal information, and stores such records in secure facilities.

[74]	Policy: Exiting employee procedures [P52, P53, P54, P55, P56]

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vi.	Maintaining Accurate Information

The Company’s goal is to maintain accurate, up to date Client records in accordance with industry standards. The Company has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

vii.	E-Mail

Should a Client send the Company a question or comment via e-mail, the Company will share the Client’s correspondence only with those Employees or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by the Company until such time as the Company believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, the Company may archive it according to the requirements of applicable securities laws.

Please note that, unless expressly advised otherwise, the Company’s e-mail facilities do not provide means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, please do not use e-mail to communicate information to the Company that is considered to be confidential. If the Client wishes, communications with the Company may be conducted via telephone or by facsimile. Additional security is available to Clients if they equip their Internet browser with 128-bit “secure socket layer” encryption, which provides more secure transmissions.

viii.	Disclosure of Privacy Policy

The Company recognizes and respects the privacy concerns of its potential, current and former Clients. The Company is committed to safeguarding this information. As a member of the financial services industry, the Company provides this Privacy Policy for informational purposes to Clients and Employees and will distribute and update it as required by law.75 The Privacy Policy is also available upon request.76 Please see the Company’s Privacy Policy Notice attached to this Manual as Appendix VIII.

ix.	Violations

The Company imposes reasonable disciplinary measures, which may include termination, for violations of its Privacy Policy.

H.	Prohibition Against Manipulative Trading Practices

Prohibition Against Window Dressing: Window dressing is sometimes undertaken by unscrupulous portfolio managers near the end of the quarter or year to improve the appearance of portfolio/fund performance before presenting it to clients or shareholders. To window dress, the fund manager will sell-off positions with large losses and purchase well-performing and well-

[75]	Policy: Privacy policy distribution (annual) [I13]

[76]	Policy: Privacy policy requests [I7]

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known positions near the end of the quarter or year. These securities are then reported as part of the fund’s holdings. While this may have little effect on actual performance, it can mislead the investor or shareholder. Window dressing is prohibited.

Prohibition Against Pumping: Pumping is bidding up the value of a fund’s holdings right before the end of a period at which time performance is measured (and/or reported to tracking services). Pumping is effected by placing a large number of orders on existing holdings, which, if there is a sufficient quantity on order, drives up the value the various positions and thus of the fund. This practice is also known as “marking the close.” Pumping creates a temporary gain, but the securities that are pumped will usually revert to the lower prices. Thus, pumping is not only a form of market manipulation, but hurts investors, including investors purchasing fund shares at the time of the manipulation. Portfolio pumping (or marking the close) is prohibited.

Violations

The Company impose reasonable disciplinary measures, which may include termination, for violations of its Prohibition Against Manipulative Trading Policy.

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